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                                                                      EXHIBIT 99




                                      June 4, 2003

Dear Shareholder:

         We are excited to share with you the results of the 2002 Annual Meeting and the first quarter of 2003.

         At this year's annual meeting, reports were presented by Todd Fanning, Vice President & CFO; James Miller, Executive Vice President; Craig Wesner, Chairman of the Board; Theodore Eissfeldt, the Company's attorney with Howard & Howard; and Tony Sorcic, President & CEO.

         Craig Wesner welcomed the shareholders to the annual meeting and reviewed the Stock Option Plan proposal in the Proxy Statement. Mr. Wesner noted the Stock Option Plan authorizes the Board of Directors to award 300,000 shares to eligible participants for achieving specific goals established by the subsidiary bank. These awards would be in lieu of additional cash compensation. The shares authorized under the April 14, 1998 Stock Option Plan have been exhausted.

         Attorney Theodore Eissfeldt reviewed the proposals included in the 2003
Proxy:

         -- The 100,000 shares of preferred stock would be used to implement a Shareholders' Rights Plan, which protects all shareholders from a hostile takeover. The Company has no plans to issue the preferred stock, except in conjunction with the Shareholders' Rights Plan.

         -- The Fair Price Provision ensures all shareholders receive a fair price from an acquiring party.

         The Directors were elected and the three proposals were approved. The Board of Directors and Management greatly appreciate your continued confidence in the operation of the Company. If you have additional questions in regard to the items included in the 2003 Proxy, please contact Mr. Sorcic.

         Todd Fanning reviewed the 2002 Annual Report. As previously reported, the Company ended 2002 with net income of $6,134,000, a return on equity of 12.37%, and diluted earnings per share totaling $1.86. Since year-end 1999, net income has increased 59.2%, return on equity has increased 34.5%, and diluted earnings per share have improved 82.4%. These comparisons exclude the one-time insurance settlement received in the first quarter of 2000.

         The Huntley office, which opened in 2001, has surpassed our expectations. At year-end 2002, this office had generated total deposits of $30,912,530 and total loans of $23,010,968.

         At the meeting, James Miller provided the shareholders with a review of the Company's loan portfolio. Total loans have grown approximately $196,000,000 in the last ten years. The majority of this growth has been in the commercial and commercial real estate categories. In 2002, the Mortgage Banking Department processed $75 million in mortgage loans, which is a 275% increase over the $20 million processed in the year 2000.


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         The year 2002 marked the Company's 20th year of operation and the 10th anniversary of the Company being listed on the NASDAQ Stock Market. During the last 20 years, your Company has consistently grown through five acquisitions and the opening of branches in three communities. Total assets have grown 281.7% during the last 20 years.

         Tony Sorcic noted the goal of the Company's Capital Management Plan is to improve long-term shareholder return. Under this plan, the quarterly cash dividend has been increased 6 times in the last 8 quarters, a special dividend was paid to shareholders in both 2002 and 2001, and an additional Stock Repurchase Plan was implemented. The Company announced its sixth stock repurchase program in July of 2002. As of April 29, 2003, the Company had completed 75% of this program. Since 1997, the Company has repurchased a total of 933,271 shares through stock repurchase programs. Princeton National Bancorp, Inc. continues to balance capital needs with future growth opportunities.

         Tony Sorcic stated the Company hired Market Insights to complete an expansion analysis. A 5-Year Strategic Expansion Plan was developed based upon customized research, demographic information, competitive assessment, market characteristics, market potential, and growth projections. The Company has begun to pursue opportunities for additional locations in the high-growth markets identified. A contract has been executed for the purchase of land in Elburn, Illinois. This land, located along the Route 47 corridor, complements the subsidiary bank's existing locations. The Company is excited about the opportunities this new location will provide.

         As announced previously, in July of 2002, the Company elected a new Chairman of the Board, Craig O. Wesner. Mr. Wesner has served on the Board of Directors since 1995 and is the General Manager of Ag View FS, Inc.

         During March of 2003, the Company lost two good friends and past presidents -- Gordon Sears and D. E. Van Ordstrand. Gordon was President from 1976 to 1983 when he retired. D. E. Van Ordstrand was appointed President in 1983 and served in that capacity until he retired in 1996. They were both strong supporters of the Company and will truly be missed.

         At its April 28, 2003 meeting, the Board of Directors declared a quarterly dividend of $.16 per share, payable May 20, 2003, to those shareholders of record as of May 2, 2003. This represented the Company's 73rd consecutive dividend.

         The subsidiary bank has established an "Employer of Choice" Committee. Profits can only be built by first building people. This Committee focuses on career development, reputation, and internal culture. In 2002, 97% of the employees were active participants in the sales program, 100% of the officers achieved their goal of calling on customers, and 53% of the employees exceeded their sales goals! These are outstanding results and the Company is very proud of the staff.


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         The staff continues to be one of the Company's greatest assets.
Dedicated staff members with a strong work ethic form the strength of our Company. This strength benefits the customers served through the staff's commitment to quality customer service.

         The Company is off to a great start in 2003. Net income for the first quarter was $1,772,000, which is an increase of 17.7% from the previous quarter and 16.7% from the first quarter of 2002. Diluted earnings per share of $.55 represent the highest amount earned in any quarter in the Company's history (excluding the insurance settlement). Diluted earnings per share are up 19.6% from the fourth quarter of 2002 and the first quarter of 2002.

         Thank you for your support of Princeton National Bancorp, Inc.

                                              Sincerely,




         /s/ Craig O. Wesner                             /s/ Tony J. Sorcic
         Craig O. Wesner                                 Tony J. Sorcic
         Chairman of the Board                           President & CEO




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